Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Variable Equity Trust

We consent to the use of our reports dated February 17, 2015, with respect to the financial statements of QS Legg Mason Variable Lifestyle Allocation 85%, QS Legg Mason Variable Lifestyle Allocation 70%, and QS Legg Mason Variable Lifestyle Allocation 50%, each a series of Legg Mason Partners Variable Equity Trust, as of December 31, 2014, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information of Legg Mason Partners Variable Equity Trust.

New York, New York

April 15, 2015